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                                                            Exhibit 2.1
                            ASSET PURCHASE AGREEMENT

                                 by and between

                              iET ACQUISITION, LLC

                                       and

                                  APPLIX, INC.

                          Dated as of January 21, 2003
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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT dated as of January 21 2003, is entered into by and between iET Acquisition, LLC, a Delaware limited liability company ("Purchaser"); and Applix, Inc., a Massachusetts corporation ("Parent") on behalf of itself and its subsidiaries (the "Subsidiaries"). "Seller" shall refer to each of the Parent and the Subsidiaries, jointly and severally.

                                 R E C I T A L S

         A. Seller develops, markets, licenses, supports and uses a suite of customer relationship management ("CRM") products and software solutions including without limitation the CRM Software and specifically excluding business analytics software (the "Business").

         B. Seller desires to sell to Purchaser substantially all of the assets used or held for use in connection with the Business and to assign to Purchaser substantially all of the liabilities relating to the Business, and Purchaser desires to purchase from Seller substantially all of the assets used or held for use in connection with the Business and to assume from Seller substantially all the liabilities relating to the Business, in each case upon the terms and conditions set forth in this Agreement.

                                 A G R E E M E N T

         In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

         1.1 Defined Terms. Unless otherwise defined, capitalized terms used herein shall have the meanings set forth in Schedule 1.1 hereto.

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                                   ARTICLE II
                                PURCHASE AND SALE

         2.1      Assets.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing (or, in the case of the German Business, at the German Closing) , except for the Excluded Assets, as such term is defined in Section 2.1(b), Seller shall sell, assign, transfer, convey and deliver to Purchaser or such Purchaser affiliates as Purchaser may designate, and Purchaser or its affiliate designees shall purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller's right, title and interest in and to all of the assets, properties, rights and claims of every type and nature, real or personal, tangible or intangible and wherever situated, that are owned by Seller or in which Seller has any interest of any type or nature existing at the Closing (or, in the case of the German Business, at the German Closing) and which are used or held for use exclusively or primarily in the Business (except with respect to the categories below which are specifically not limited to those assets used or held for use exclusively or primarily in the Business), together with the goodwill associated therewith (collectively, the "Purchased Assets"). The Purchased Assets include, without limitation, all of the following:

                           (i)      All the equipment, computers, computer
equipment, furniture, fixtures, leasehold improvements and other tangible property used or held for use exclusively or primarily in the Business, including without limitation those set forth on Schedule 2.1(a)(i);

                           (ii)     All of the rights of Seller in, to and under
all Contracts set forth on Schedule 2.1(a)(ii) and any additional Contracts relating primarily or exclusively to the Business, but excluding all leases of real property except as provided in clause (iii) below (together with the Assumed Leases, the "Assumed Contracts");

                           (iii)    All of Seller's rights under the Lease to
the Munich, Germany facility and the Melbourne, Australia facility identified at items 5 through 8 and 9, respectively, in Section 3.9 of the Disclosure Schedule (but not any other facility), whether or not exclusively or primarily relating to the Business (the "Assumed Leases");

                           (iv)     All packaging, packaging materials and
documentation materials used or held for use in connection with the Business, whether or not exclusively or primarily relating to the Business;

                           (v)      All prepaid expenses, prepaid royalties,
advance payments and security deposits (to the extent such security deposits relate to the Assumed Leases) exclusively or primarily relating to the Business;

                           (vi)     All rights and claims that Seller may have
against any person relating to or arising from the Purchased Assets or the Business for recovery for damages for defective goods, claims for patent infringement, claims for indemnification,

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claims for relief under any applicable Law, and all claims and rights under any agreement pursuant to which any Purchased Assets were acquired from third parties;

                           (vii)    All Intellectual Property used or held for
use exclusively or primarily in the Business, including without limitation all Intellectual Property in the CRM Software and all source code, object code, documentation and user manuals related thereto (the "Business Intellectual Property");

                           (viii)   All other computer software programs used or
held for use exclusively or primarily in the Business, including without limitation those set forth on Schedule 2.1(a)(viii) and including all source code (to the extent Seller has an interest therein), object code, documentation and user manuals related thereto;

                           (ix)     All Books and Records used or held for use
exclusively or primarily in the Business, subject to any restrictions imposed by applicable Law on the transfer of employee files or data;

                           (x)      All Permits used or held for use exclusively
or primarily in the Business, but only to the extent that the transfer of such Permits is not prohibited by the terms of such Permits or by applicable Law; and

                           (xi)     All amounts existing at the Closing Date
(or, in the case of the German Business, at the German Closing Date) under maintenance and support invoices primarily or exclusively relating to the Business that, in accordance with Seller's past practice, have been invoiced but not booked to the general ledger ("Billed Invoices").

                  (b) Excluded Assets. The foregoing notwithstanding, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

                           (i)      Cash and cash equivalents or similar
investments, bank accounts, commercial paper, certificates of deposit, treasury bills and other marketable securities;

                           (ii)     All of the accounts and notes receivable,
including any receivable for Tax, outstanding as of the Closing Date (or, in the case of the German Business, at the German Closing Date) and relating to the Business (but excluding any Billed Invoices);

                           (iii)    All assets listed on Schedule 2.1(b)(iii);

                           (iv)     The source code for Seller's iTM1 product;

                           (v)      All rights to insurance claims, related
refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities;

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                           (vi)     All rights which accrue or will accrue to
the benefit of the Seller under this Agreement or the Ancillary Agreements;

                           (vii)    All rights relating to refunds or recoupment
of Seller's Taxes, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;

                           (viii)   All actions, claims, causes of action,
rights of recovery, and rights of setoff of any kind arising before, on or after the Closing (or, in the case of the German Business, on or after the German Closing) relating to the items set forth above in this Section 2.1(b) or to any Excluded Liabilities; and

                           (ix)     All Books and Records related exclusively or
primarily to any Excluded Assets or Excluded Liabilities.

         2.2      Liabilities.

                  (a) Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing (or, in the case of the German Business, at the German Closing), Purchaser or its affiliate designees shall assume and become obligated to discharge as the same shall become due, the following liabilities and obligations of Seller (except for the Excluded Liabilities) (collectively, the "Assumed Liabilities"), in each case to the extent related exclusively or primarily to the Business or the Purchased Assets as existing at the Closing (or, in the case of the German Business, existing at the German Closing):

                           (i)      All accounts payable as of the Closing Date
(or, in the case of the German Business, as of the German Closing Date);

                           (ii)     Subject to Section 5.8, all obligations
(including deferred revenue obligations) of Seller under the Assumed Contracts other than obligations for any breach thereof by Seller prior to the Closing (or, in the case of the German Business, prior to the German Closing);

                           (iii)    All liabilities and obligations under the
Permits transferred pursuant to Section 2.1(a)(xi);

                           (iv)     All accrued liabilities and obligations in
respect of vacation and paid time off (but excluding liabilities and obligations in respect of payroll, bonus and commission payments) with respect to the individuals who are or become Transferred Employees (the "Assumed Accrued Liabilities"); and

                           (v)      All liabilities and obligations arising out
of or relating to the repair, rework, replacement, or any claim for breach of warranty under the Assumed Contracts in respect of products or goods of the Business, excluding in each case any claims for return of, or refund of the purchase price of, products or goods

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                  (b)      Excluded Liabilities. Notwithstanding anything to the
contrary herein or in any Schedule hereto, Purchaser shall not assume any of the following liabilities, obligations or commitments of Seller, whether arising before, on or after the Closing Date (or, in the case of the German Business, whether arising before, on or after the German Closing Date) (the "Excluded Liabilities"):

                           (i)      All liabilities of Seller for borrowed money
and capital lease obligations;

                           (ii)     All intercompany liabilities or obligations
of any kind;

                           (iii)    Any liability or obligation of Seller for
Taxes;

                           (iv)     All liabilities for checks which have been
written for the account of Seller and which have not been cashed, cleared or otherwise settled on or before the Closing Date (or, in the case of the German Business, on or before the German Closing Date);

                           (v)      any liability or obligation to present or
past employees of the Business with respect to Seller's Employee Benefit Plans established or existing on or prior to Closing (or, in the case of the German Business, on or prior to the German Closing) (whether or not such liabilities are accrued or payable at Closing (or the German Closing, as the case may be), and whether or not such liabilities are contingent in nature and regardless when such claims arise or are filed), including any current or future liabilities to employees retiring on, before, or after Closing (or the German Closing, as the case may be), and their dependents, except to the extent constituting an Assumed Accrued Liability under Section 2.2(a)(iv);

                           (vi)     any liability or obligation to present or
past employees of the Business other than the Transferred Employees;

                           (vii)    any obligation under Contracts other than
the Assumed Contracts;

                           (viii)   any liability or obligation relating to an
Excluded Asset;

                           (ix)     All liabilities and obligations of Seller
under this Agreement and the Ancillary Agreements;

                           (x)      Any liability or obligation set forth on
Schedule 2.2(b)(x); and

                           (xii)    Any liability, obligation or commitment of
Seller other than the Assumed Liabilities.

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         2.3      Consideration. The consideration for the Purchased Assets
(collectively, the "Purchase Price") shall be the assumption of the Assumed Liabilities and the payment of $5,750,000 in cash. $4,250,000 of the Purchase Price shall be paid at the Closing. $1,500,000 of the Purchase Price shall be paid at the German Closing. The Purchase Price shall be subject to adjustment in accordance with the provisions of Sections 2.4, 2.5 and 5.13.

         2.4      Net Working Capital of Business at Closing.

                  (a) Estimated Net Working Capital as of the Closing Date. No later than January 31, 2003, Seller shall prepare and deliver to Purchaser a written estimate of the Net Working Capital of the Business (other than the German Business) (the "Estimated Net Working Capital as of the Closing Date"), signed by the chief financial officer of Seller, who shall certify that such estimate was prepared in good faith from the books and records of Seller on a basis consistent with the Financial Statements and represents his or her best estimate of the Net Working Capital of the Business (other than the German Business) as of the Closing Date. To the extent that the Estimated Net Working Capital as of the Closing Date is less than the Target Amount, the amount of the difference, together with interest on the amount of such difference at the Prime Rate from the Closing Date to the date of payment (the "Estimated Shortfall Payment"), shall be paid to Purchaser on the date of delivery of the estimate of the Estimated Net Working Capital as of the Closing Date by wire transfer of immediately available funds to such bank account as Purchaser may designate (or in the absence of any such designation, by corporate check mailed to Purchaser).

                  (b) Seller's Final Statement; Purchaser's Review. No later than sixty (60) days following the Closing Date, Seller shall prepare and deliver to Purchaser a balance sheet of the Business (other than the German Business) as of the Closing Date showing only the components of Net Working Capital (the "Closing Balance Sheet") together with a statement of the Net Working Capital of all portions of the Business other than the German Business as of the Closing Date ("Seller's Final Statement"), together with a detailed analysis of the line items included therein, in each case prepared in accordance with GAAP consistently applied. Purchaser shall have a period of up to the greater of (i) sixty (60) days from the receipt of the Closing Balance Sheet and Seller's Final Statement or (ii) one hundred twenty (120) days from the Closing Date (the "Review Period") to review the Closing Balance Sheet and Seller's Final Statement, during which period Seller shall make available to Purchaser all relevant books and records in Seller's possession or control and all personnel with knowledge of information relevant to the determination of the Closing Balance Sheet and Net Working Capital of all portions of the Business other than the German Business as of the Closing Date. If as a result of such review, Purchaser disagrees with the Closing Balance Sheet or Seller's Final Statement, Purchaser shall deliver to Seller a written notice of disagreement (a "Dispute Notice") prior to the expiration of the Review Period setting forth the basis for such dispute.

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                  (c)      Acceptance; Failure to Respond. If Purchaser does not
disagree with Seller's Final Statement, Purchaser shall deliver a written statement to Seller within the Review Period accepting Seller's Final Statement (an "Acceptance Notice"), in which case Seller's determination of the Net
Working Capital of all portions of the Business other than the German Business as of the Closing Date as shown on Seller's Final Statement shall be final and binding on the parties, effective as of the date on which Seller receives the Acceptance Notice. If Purchaser does not deliver a Dispute Notice or an Acceptance Notice within the Review Period, then Seller's determination of the Net Working Capital of all portions of the Business other than the German Business as of the Closing Date as shown on Seller's Final Statement shall be final and binding on the parties, effective as of the first business day after the expiration of the Review Period.

                  (d) Resolution of Disputes. If Purchaser delivers a Dispute Notice to Seller in a timely manner, then Purchaser and Seller shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the Dispute Notice. If Purchaser and Seller cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to Purchaser and Seller, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree), to Deloitte & Touche LLP (the "Independent Auditor") for binding resolution. The Independent Auditor shall determine the Net Working Capital of all portions of the Business other than the German Business as of the Closing Date (which amount may not be greater than as set forth in Seller's Final Statement or less than as set forth in Purchaser's Dispute Notice) in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall in any event complete such process within a period of no more than sixty (60) days. The Independent Auditor may conduct such proceedings as the Independent Auditor, in its sole discretion, determines will assist the Independent Auditor in determining the Net Working Capital of all portions of the Business other than the German Business as of the Closing Date and shall deliver to both Purchaser and Seller a written opinion setting forth the Independent Auditor's final determination of the Net Working Capital of all portions of the Business other than the German Business as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on Purchaser and Seller, effective as of the date the Independent Auditor's written opinion is received by Purchaser and Seller. Seller and Purchaser shall each bear one-half of the costs and expenses of the Independent Auditor and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

                  (e) Certain Definitions. As used in this Section 2.4, (i) the Net Working Capital of all portions of the Business other than the German Business as of the Closing Date, as finally determined pursuant to clause (c) or clause (d) of this Section 2.4 is referred to as the "Actual Net Working Capital as of the Closing Date" and (ii) the date as of which such determination is effective is referred to as the "Determination Date."

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                  (f)      Final Settlement. If the Actual Net Working Capital
as of the Closing Date is less than the Target Amount, then Seller shall, within five (5) business days of the Determination Date, pay to Purchaser the amount of the difference between (i) the Actual Net Working Capital as of the Closing Date and the Target Amount, minus (ii) the amount of the Estimated Shortfall Payment paid by Seller pursuant to Section 2.4(a), together with interest on the amount of such difference at the Prime Rate from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate (or in the absence of any such designation, by corporate check mailed to Purchaser).

         2.5      Working Capital of German Business at Closing.

                  (a) Seller's German Final Statement; Purchaser's Review. No later than forty-five (45) days following the closing of the sale of the German Business (the "German Closing Date"), Seller shall prepare and deliver to Purchaser a balance sheet of the German Business as of the German Closing Date showing only the components of Net Working Capital (the "German Closing Balance Sheet") together with a statement of the Net Working Capital of the German Business as of the German Closing Date ("Seller's German Final Statement"), together with a detailed analysis of the line items included therein, in each case prepared in accordance with GAAP consistently applied. Purchaser shall have a period of up to the greater of (i) forty-five (45) days from the receipt of the German Closing Balance Sheet and Seller's German Final Statement or (ii) ninety (90) days from the German Closing Date (the "German Review Period") to review the German Closing Balance Sheet and Seller's German Final Statement, during which period Seller shall make available to Purchaser all relevant books and records in Seller's possession or control and all personnel with knowledge of information relevant to the determination of the German Closing Balance Sheet and Net Working Capital of the German Business as of the Closing Date. If as a result of such review, Purchaser disagrees with German Closing Balance Sheet or Seller's German Final Statement, Purchaser shall deliver to Seller a written notice of disagreement (a "German Dispute Notice") prior to the expiration of the German Review Period setting forth the basis for such dispute.

                  (b) Acceptance; Failure to Respond. If Purchaser does not disagree with Seller's German Final Statement, Purchaser shall deliver a written statement to Seller within the German Review Period accepting Seller's German Final Statement (a "German Acceptance Notice"), in which case Seller's determination of the Net Working Capital of the German Business as of the German Closing Date as shown on Seller's German Final Statement shall be final and binding on the parties, effective as of the date on which Seller receives the German Acceptance Notice. If Purchaser does not deliver a German Dispute Notice or a German Acceptance Notice within the German Review Period, then Seller's determination of the Net Working Capital of the German Business as of the German Closing Date as shown on Seller's German Final Statement shall be final and binding on the parties, effective as of the first business day after the expiration of the German Review Period.

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                  (c)      Resolution of Disputes. If Purchaser delivers a
German Dispute Notice to Seller in a timely manner, then Purchaser and Seller shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the German Dispute Notice. If Purchaser and Seller cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to the Independent Auditor for binding resolution. The Independent Auditor shall determine the Net Working Capital of the German Business as of the German Closing Date (which amount may not be greater than as set forth in Seller's German Final Statement or less than as set forth in Purchaser's German Dispute Notice) in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall in any event complete such process within a period of no more than sixty (60) days. The Independent Auditor may conduct such proceedings as the Independent Auditor, in its sole discretion, determines will assist the Independent Auditor in determining the Net Working Capital of the German Business as of the German Closing Date and shall deliver to both Purchaser and Seller a written opinion setting forth the Independent Auditor's final determination of the Net Working Capital of the German Business as of the German Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on Purchaser and Seller, effective as of the date the Independent Auditor's written opinion is received by Purchaser and Seller. Seller and Purchaser shall each bear one-half of the costs and expenses of the Independent Auditor and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

                  (d) Certain Definitions. As used in this Section 2.5, (i) the Net Working Capital of the German Business as of the German Closing Date, as finally determined pursuant to clause (b) or clause (c) of this Section 2.5 is referred to as the "Actual German Net Working Capital as of the German Closing Date" and (ii) the date as of which such determination is effective is referred to as the "German Determination Date."

                  (e) Final Settlement. If the Actual German Net Working Capital as of the German Closing Date is less than the German Target Amount, then Seller shall, within five (5) business days of the German Determination Date, pay to Purchaser the amount of the difference between the Actual German Net Working Capital as of the German Closing Date and the German Target Amount, together with interest on the amount of such difference at the Prime Rate from the German Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate (or in the absence of any such designation, by corporate check mailed to Purchaser).

         2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as mutually agreed between Seller and Purchaser. Seller and Purchaser hereby covenant and agree that they will not take a position on any tax

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return, before any governmental agency or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.6.

         2.7 Sales, Transfer and Use Taxes. Seller and Purchaser shall share equally the payment of all sales, transfer and use Taxes, if any, arising out of the transfer of the Purchased Assets to Purchaser.

         2.8      VAT Matters.

                  (a) The Seller shall, as soon as reasonably practicable, deliver Value Added Tax ("VAT") documents related to the Business to the Purchaser.

                  (b) Notwithstanding any provision of this Agreement, to the extent any portion of the acquisition of the Business is subject to VAT, the VAT shall be borne by Purchaser. The Purchaser may endeavor to reclaim the VAT assessed on the acquisition of the Business and the Seller shall cooperate in connection with those efforts. Any such refund of the VAT shall be the property of Purchaser.

                  (c) Seller and the Purchaser shall use all reasonable endeavors (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure that the sale of the Transferred Business so far as carried on in the EU is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state. The Purchaser warrants that it is or will become at the Closing a taxable person for VAT purposes in the relevant member state and agrees that it will use the assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the Seller.

                  (d) To the extent that any state outside the European Union provides for relief or exemption from VAT on the transfer of a business or treats such a transaction as being non-taxable for VAT purposes, the Seller and the Purchaser shall use all reasonable endeavors (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure such treatment as regards the sale of the Business under this Agreement. The Purchaser will use the assets acquired in carrying on the same kind of business, whether or not as part of the existing business of the Purchaser, as the Seller.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the Disclosure Schedule provided by the Seller to the Purchaser on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall

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qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, or is outside the ordinary course of business. For purposes of this Agreement, the phrase "to the knowledge of the Seller" or any phrase of similar import shall mean and be limited to the knowledge of the following individuals: Alan Goldsworthy, Walt Hilger, Craig Cervo, Clint Berge, Helder Machado, Mark Sullivan, and Adam Schauer.

         3.1 Organization and Existence. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. The Subsidiaries are duly organized, validly existing and, to the extent applicable, in good standing under the Laws of their respective jurisdictions. Seller has the requisite power and authority to own and operate the Business and to carry on the Business as presently conducted.

         3.2 Authorization of Seller. Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary corporate action on the part of Seller, including without limitation, to the extent required by applicable Law, any stockholder approval process.

         3.3 Due Execution and Delivery; Binding Obligations. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Seller. This Agreement and the Ancillary Agreements comply with applicable Law and constitute the legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         3.4 No Conflict or Violation. Except for any antitrust filings required in the European Union (which filings shall be made prior to the German Closing Date), neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby, will result in (a) a violation of, or a conflict with, the charter documents of Seller, or of any subscription, shareholders' or similar agreements or understandings to which Seller is a party; (b) a material violation by Seller of any applicable Law; or (c) a violation by Seller of any order, judgment, writ, injunction, decree or award to which Seller is a party or by which Seller is bound or affected.

         3.5 Pending Litigation. Except as set forth on Schedule 3.5 hereto, there is no pending or, to Seller's knowledge, threatened Action which relates to the Business or

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which would reasonably be expected to affect the ability of Seller to consummate the sale of the Purchased Assets contemplated by, or perform its obligations under, this Agreement or any of the Ancillary Agreements.

         3.6 Financial Statements. Seller has furnished to Purchaser copies of (a) the unaudited balance sheet relating to the Business at November 30, 2002 showing only the components of Net Working Capital, (b) the unaudited balance sheet relating to the Business (the "Balance Sheet") at December 31, 2002 (the "Balance Sheet Date") showing only the components of Net Working Capital and (c) the related statements of revenue for the twelve month period ended December 31, 2002 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP on a consistent basis during the respective periods and fairly present the financial condition of the Business at the respective dates thereof and the results of operations of the Business for the respective periods covered by the statements of income contained therein; provided, however, that the Financial Statements are subject to normal year-end audit adjustments, do not include footnotes, and do not include allocations of corporate expense that are made on a periodic basis. The Financial Statements are attached hereto as Schedule 3.6.

         3.7 Undisclosed Liabilities. Except as set forth on Schedule 3.7 hereto, the Assumed Liabilities do not include any liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) except for liabilities, obligations and commitments that are (i) reflected on the Balance Sheet, (ii) under and pursuant to any Assumed Contract (other than by breach thereof by Seller), (iii) incurred after the Balance Sheet Date in the ordinary course of business consistent in all material respects with prior practice.

         3.8 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 3.8 hereto, there has been no material adverse change in the earnings, properties (whether real, tangible or intangible) or financial condition of the Business, or any condition existing which would reasonably be expected to lead to such a material adverse change, or any transactions relating to the Business outside the ordinary course of business. Without limiting the generality of the foregoing, since the Balance Sheet Date:

                  (a) No Assumed Contract has been amended, rescinded or terminated, except as set forth on Schedule 3.8(a);

                  (b) Seller has not sold, transferred or disposed of any of the Purchased Assets other than sales of software licenses and related services in the ordinary course of business;

                  (c) Seller has not created or incurred any Encumbrance of any kind upon any of the Purchased Assets;

                  (d) No Purchased Assets have been destroyed, materially damaged or otherwise lost (whether or not covered by insurance);

                  (e) There has been no waiver or amendment of any material contractual right relating to the Business;

                  (f) Seller has not made any material change in any pricing, marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material Tax election;

                  (g) No increases have been made to the salary or other compensation payable or to become payable to any employee of the Business and Seller has not obligated itself to pay any bonus or other additional salary or compensation to any employee of the Business;

                  (h) There have been no related party transactions relating to the Business; and

                  (i) There has been no agreement to take any action described above.

         3.9 Real Property. Seller owns no real property that is used in connection with the Business. Schedule 3.9 hereto sets forth a complete list of all real property leased by Seller that is used in connection with the Business (the "Leases"). Seller has a valid leasehold interest in the Assumed Leases, free and clear of all Encumbrances.

         3.10 Purchased Assets. At the Closing, Purchaser will obtain good title to the Purchased Assets free and clear of all Encumbrances. Except for the Excluded Assets, the Purchased Assets (a) include all of the assets, properties and rights that are used or held for use by Seller in the conduct of the Business, (b) when utilized by a labor force substantially similar to that employed by Seller in connection with the Business on the date hereof, are sufficient to enable Purchaser to conduct the Business in substantially the same manner after the Closing as the Business was conducted prior to the Closing and
(c) include all of the assets reflected on the statements of assets and liabilities included in the Financial Statements other than inventory and other assets sold in the ordinary course of business since the dates of such statements.

         3.11     Contracts.

                  (a) Schedule 3.11 hereto sets forth a complete list of all of the following Contracts relating to the Business, each of which is in full force and effect. Items 3.11(vii) (except third party "off the shelf" licenses), 3.11(viii), 3.11(ix) and the Assumed Leases shall, to the extent they constitute Assumed Contracts, constitute the "Material Contracts":

                           (i)      all security arrangements, loans, lines or
letters of credit, guarantees, performance or bid bonds, and other agreements relating to the Business or

Purchased Assets and involving the borrowing of money by, or any extension or credit to, or security for performance by, Seller;

                           (ii)     all agreements to make capital expeditures
with respect to the Business;

                           (iii)    all agreements to sell, lease or otherwise
dispose of any Purchased Assets other than in the ordinary course of business;

                           (iv)     all agreements limiting the freedom of the
Business to compete in any line of business or in any geographic area or with any person;

                           (v)      Leases relating to the Business;

                           (vi)     all intercompany Contracts relating to the
Business;

                           (vii)    all employment agreements with Statutory
Employees or Selected Employees that provide for the payment of severance upon the termination of such employee's employment or which is in the nature of a stay bonus, retention bonus, golden parachute, change of control payment or similar arrangement (in the case of Statutory Employees located in the United Kingdom, made anonymous to the extent required by applicable Law);

                           (viii)   all Intellectual Property, other than
Intellectual Property licensed under customer contracts, used in connection with the Business either licensed to any third party from Seller or licensed to Seller from any third party;

                           (ix)     all Intellectual Property licensed to any
third party pursuant to any customer contract during the past two (2) years, excluding ordinary course software licenses involving revenues of less than $100,000 per annum;

                           (x)      all Contracts relating to the Business that
involve payments or receipts after the Closing of more than $100,000 per annum, or otherwise requiring material performance obligations from Purchaser after the Closing;

                           (xi)     joint venture agreements and partnership
agreements relating to the Business; and

                           (xii)    material Permits necessary for the operation
of the Business as presently conducted.

         3.12 Intellectual Property. Schedule 3.12 sets forth a complete and correct list of all patents, patent applications, registered trademarks, service marks, trade names and registered copyrights included in the Business Intellectual Property and of all licenses for Business Intellectual Property licensed from any third party. The Intellectual Property included in the Business Intellectual Property constitutes all of the proprietary rights necessary for the lawful and efficient operation of the Business as presently conducted. The Business Intellectual Property is owned by Seller free and clear of all Encumbrances or Seller has a valid license to use the same. Purchaser will acquire at Closing good title to, or a valid license to use, the Business Intellectual Property, free and clear of any Encumbrances other than the licenses granted back to the Seller in the Technology License Agreement. Seller has taken reasonable steps necessary to protect the trade secrets and other confidential information of the Business, and all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Business Intellectual Property have (i) been party to a "work-for-hire" arrangement or agreement with Seller in accordance with applicable Law that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property arising as a result of such contributions or participation, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all Business Intellectual Property arising as a result of such contributions or participation. Except as set forth on Schedule 3.12, no claims have been made to Seller in writing (or to the knowledge of Seller, otherwise threatened) by any person or entity that (x) Seller does not own or have the right to use any Business Intellectual Property, or (y) the use of any Business Intellectual Property by Seller infringes upon the intellectual property rights of a third party and Seller knows of no valid basis for any such claim. The use, reproduction or sale of the Business Intellectual Property by Seller does not, and the use, reproduction or sale of the Business Intellectual Property by Purchaser after the Closing in the same manner will not, infringe upon the intellectual property rights of any person under any Laws, provided, however, that with respect to patent matters only, the foregoing representation is made to Seller's knowledge. Seller is not in default and, to Seller's knowledge, no third party is in default under, any license, sublicense or agreement by which Seller holds or has given to others the right to use any Business Intellectual Property.

         3.13 Employees. Schedule 3.13 attached hereto sets forth a complete and accurate list of (i) the names, seniority and current compensation levels of all salaried employees of Seller whose employment relates primarily or exclusively to the Business and (ii) the names and current compensation levels of all consultants to Seller who provide services related primarily or exclusively to the Business (in the case of employees and consultants located in the United Kingdom, made anonymous to the extent required by applicable Law). Except as set forth on Schedule 3.13 attached hereto, Seller is not a party to any collective bargaining agreement or other labor union contract applicable to the Employees.

         3.14 Employee Benefits. Schedule 3.14 attached hereto sets forth a complete and accurate list of all Employee Benefit Plans relating to the Business. There are no pension or other retirement plans applicable to the Business. No event has occurred with respect to any Employee Benefit Plan relating to the Business that could result in the imposition of Taxes or penalties on Seller or Purchaser, and Seller has not failed to make any contribution to, or to make any payment under, any Employee Benefit Plan relating to the Business that it was required to make pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law.

         3.15 Compliance with Law. Seller is in material compliance with all Laws with respect to the operation of the Business. Seller has not received any written notice from, or otherwise been advised in writing that, any Governmental Authority or other person is claiming any violation or potential violation of any Law with respect to the operation of the Business.

         3.16 Taxes. All Tax Returns relating to the Business that are required by any Taxing Authority to be filed by Seller, either separately or as members of a group of corporations have been duly filed on a timely basis (taking into account extensions) and all amounts set forth thereon have been paid in full. All such Tax Returns are correct and complete in all material respects. All Taxes that are due and payable by Seller with respect to the operations of the Business have been paid in full and all deposits required to be made with respect to any such Taxes have been duly made. No audit or other examination of any Tax Return relating to any Taxes concerning or attributable to the Business is presently in progress, nor does the Seller have knowledge of any request for such an audit or other examination. The assets that constitute the Business are and will be as of the Closing Date, free and clear of any liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Encumbrances against the assets in respect of any Taxes.

         3.17 Full Disclosure. No representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

         4.2 Authorization. Purchaser has the requisite power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Purchaser.

         4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Purchaser. This Agreement and the Ancillary Agreements comply with applicable Law and constitute the legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         4.4 No Conflict or Violation. Except for any antitrust filings required in the European Union (which filings shall be made prior to the German Closing Date), neither the execution and delivery of this Agreement or the Ancillary Agreement by Purchaser nor the consummation of the transactions contemplated hereby or thereby, will result in (a) a violation of, or a conflict with, the organization or operating agreement documents of Purchaser; (b) a material violation by Purchaser of any applicable Law; or (c) a violation by Purchaser of any order, judgment, writ, injunction, decree or award to which Purchaser is a party or by which Purchaser is bound or affected.

         4.5 Full Disclosure. No representation or warranty of Purchaser contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

                                    ARTICLE V
                                    COVENANTS

         5.1 Employee Matters. The employees of Seller working in the Business who shall transfer with the Business by operation of applicable Law are set forth on Schedule 5.1(a) hereto (the "Statutory Employees"). Purchaser or its affiliate designee shall on and after the Closing (or, in the case of Statutory Employees located in Germany, on and after the German Closing) employ the Statutory Employees on the same terms and conditions to the terms and conditions on which Seller employed the Statutory Employees, to the extent required and in compliance with applicable Law. Promptly after the Closing, Purchaser or its affiliate designee shall make offers of employment to each of the employees of the Business listed on Schedule 5.1(b) hereto who is employed by Seller on such date (the "Selected Employees"). Such offers of employment shall be subject to the consummation of the transactions contemplated hereby and shall be on terms and conditions consistent with the terms and conditions on which Purchaser employs similarly situated employees. Selected Employees who accept Purchaser's offer of employment and the Statutory Employees who do not exercise any rights under Law they may possess to remain with Seller shall be referred to collectively as "Transferred Employees." Purchaser shall give each Transferred Employee credit for service with the Seller for purposes of participation, vesting and level of benefit.

                  Seller and Purchaser acknowledge that the transfer of the German Purchased Assets and the assumption of German Assumed Liabilities constitute a transfer of business under Section 613 a German Civil Law Code
(BGB). Purchaser and Seller shall take any action required under Section 613 a BGB including but not limited to a due notification to the German Employees according to Section 613 a (5) BGB in a form mutually agreeable to Purchaser and Seller (the "Transfer Notice"). German Employees are entitled to object to the transfer of their employment to the Purchaser within one (1) month after receipt of the Transfer Notice according to Section 613 a (6) BGB. German Employees not having objected or not having properly objected shall be considered as Statutory Employees. German Employees who properly object to the Transfer Notice shall remain employed with Seller.

         5.2 Further Assurances. From time to time, as and when requested by either party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to give effect to the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event the Intellectual Property included in the Purchased Assets is not sufficient to enable the Purchaser to conduct the Business in substantially the same manner as the Business was conducted prior to the Closing, the Seller shall, without additional consideration, grant the Purchaser such additional licenses in Seller's Intellectual Property as shall enable the Purchaser to so conduct the Business. In addition, Seller shall obtain such discharges and releases of any Encumbrances on the Purchased Assets as Purchaser shall reasonably request.

         5.3 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of Purchaser and Parent (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to, and consultation with, the other.

         5.4 Performance Bonds, Etc. After the Closing, Purchaser shall use commercially reasonable efforts to replace all bid and performance bonds, guarantees, security arrangements, letters of credit and the like presently in effect (collectively, "Bonds"). Until Purchaser replaces the Bonds, Seller agree to maintain, or cause to be maintained, the Bonds. Purchaser shall indemnify and hold harmless Seller for any liability incurred by Seller in connection with the maintenance of the Bonds if such liability is caused by Purchaser not properly performing the bonded contract.

         5.5 Limited License to Use Seller's Marks. Seller hereby grants Purchaser a limited, royalty free license to continue to use any and all trademarks, service marks, trade names, slogans and other like property owned by Seller that are not included in the Purchased Assets ("Seller's Marks") for a period of up to one year following the Closing Date, but only to the extent that such Seller's Marks are incorporated in or printed on any products, packaging, supplies, printed materials, training materials or other assets included in the Purchased Assets and without any right to create any new inventory, products, supplies, printed materials, training materials or other assets depicting any Seller's Mark. As soon as practicable after the Closing, but in any event within one year following the Closing Date, Purchaser shall cover, conceal, remove and cease to use all references to Seller's Marks.

         5.6 Covenant Not to Compete. For a period of five years following the Closing Date, neither Seller nor any affiliate of Seller shall, directly or indirectly, engage in any line of business that competes with any line of business included in the Business as of the Closing Date in any county of any state of the United States, or in any other country, in which the Business is conducted as of the Closing Date. Notwithstanding the foregoing, the Seller and its affiliates shall be permitted to (i) continue to engage in any type of business conducted by Seller as of the date hereof which is not part of the Business or selling products or services that are under development by Seller as of the date hereof which are not part of the Business and (ii) market CRM analytics to Seller's existing iEnterprise customer base and to other CRM customers.

         5.7 Payroll Taxes. Purchaser and Seller shall use the alternate procedure set forth in Revenue Procedure 96-60 to prepare and file Form W-2, Wage and Tax Statement; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer's Quarterly Federal Tax Return; From W-4, Employee's Withholding Allowance Certificate; and Form W-5 Earned Income Credit Advance Payment Certificate, in respect of individuals employed by Purchaser or its affiliates who immediately prior to the acquisition of the Business by Purchaser were employed by Seller or its affiliates.

         5.8. Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt for Seller to assign to Purchaser, or for Purchaser to assume from Seller, any Assumed Contract that is not capable of being validly assigned, conveyed and transferred without the consent of a third party unless such consent shall have been obtained and remains in full force and effect at the Closing. Subsequent to the Closing, Seller shall use its reasonable best efforts to assist Purchaser in obtaining such consents, and shall assign each Assumed Contract to Purchaser upon receipt of the relevant consents for that contract. Until such time as such consents may be obtained, the parties agree that to the extent practicable they will engage in mutually agreeable arrangements, including subcontracting, sublicensing or subleasing, by which Purchaser will perform Seller's obligations under the relevant Assumed Contract and by which Seller will provide the benefits of such contract to Purchaser, including (i) enforcement of and for the account of Purchaser, at Purchaser's expense and direction, any and all rights and remedies of Seller against the other party thereto, and (ii) diligent collection and payment to Purchaser of any amounts received after the Closing Date by Seller under the relevant contract, in each case with payment to Purchaser to be made within 5 days of receipt of such amounts; provided, however, that if Purchaser shall so request, Seller shall instruct third parties to such contract to pay amounts due thereunder directly to Purchaser and/or to accept invoices thereunder directly from Seller. For the avoidance of doubt, Seller is retaining certain rights to payment under Sections 2.1(b)(i) and 2.1(b)(ii) of this Agreement, and the foregoing provisions shall not apply to such amounts. The relationship, if any, between the Parties established by this Section 5.8 is that of independent contractors, and nothing in this Section 5.8 shall be construed to create a relationship of agency or partnership between the parties or to create any obligation to, or provide any benefit for, any third party. Seller and Purchaser shall similarly cooperate in subcontracting, sublicensing or subleasing arrangements with respect to any Contract that is shared between the Business and Seller's remaining business until such time as such Contract shall be separated into separate contracts for the Business and Seller's remaining business.

         5.9 Mutual Assistance with Liabilities of the Business. With respect to any liability of the Business which Seller has retained, or which Purchaser has assumed, under this Agreement, if one party shall request the other party's assistance in the defense of such liability, then the other party shall use commercially reasonable efforts to provide such technical assistance and access to personnel and records as may be reasonable in the circumstance, provided however, that any costs hereunder shall be borne by the requesting party.

         5.10 Access to Information. From the date hereof through the German Closing Date, Purchaser and its Representatives shall have access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of or relating to the German Business in order to make such investigation as they shall deem desirable, and Seller shall furnish or cause to be furnished to Purchaser and its Representatives all data and information concerning the German Business as may reasonably be requested. No such investigation performed or information received by Purchaser shall affect in any way the liability of Seller for the breach of representation or warranty contained herein.

         5.11 Conduct of the German Business. Except as specifically contemplated by this Agreement, from the date hereof through the German Closing Date, Seller shall conduct the German Business in the ordinary course and consistent with past practice and shall use reasonable commercial efforts to preserve intact the business relationships of the German Business and to maintain satisfactory relationships with the suppliers, customers and employees of the German Business. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Purchaser, take or undertake or incur or permit to exist with respect to the German Business any of the acts, transactions, events or occurrences specified in Section 3.8.

         5.12 German Consents and Antitrust Filings. Seller and Purchaser will use reasonable efforts to obtain all waivers, Permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are reasonably necessary or desirable in connection with the sale of the German Business contemplated by this Agreement. Without limitation of the foregoing, Purchaser and Seller shall (or shall cause their appropriate affiliate to) promptly file any filings or submissions required under any German or European Union antitrust or trade regulation law. Each of the parties shall use reasonable commercial efforts to resolve any objections that may be asserted by any European Governmental Authority with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any European Governmental Authority. Notwithstanding any provision contained herein to the contrary, the closing of the sale of the German Business shall not occur until such time as all German and European Union approvals of the transactions contemplated by this Agreement have been obtained.

         5.13 Payment of Payroll and Other Amounts. On or before January 31, 2003, Seller shall pay all payroll, bonus and commission payments due and payable to any employee of the Business (other than German Employees) for the period ending on the Closing Date (which amounts, in the case of bonus and commission, shall be at a rate consistent with Seller's bonus and commission plan for the prior fiscal year). In the event Seller fails to pay such amounts on or before the date of the German Closing, Purchaser shall be permitted to offset against the portion of the Purchase Price payable at the German Closing the amount of such unpaid payroll, bonus and commission payments. On or before the date that is thirty (30) days after the German Closing Date, Seller shall pay all payroll, bonus and commission payments due and payable to any German Employee for the period ending on the German Closing Date (which amounts, in the case of bonus and commission, shall be at a rate consistent with Seller's bonus and commission plan for the prior fiscal year).

         5.14 Collection of Billed Invoices; Remittance to Purchaser. Seller shall use reasonable best efforts to make diligent collection and payment to Purchaser of the Billed Invoices, in each case with payment to Purchaser to be made within three (3) business days of receipt of such amounts; provided, however, that if Purchaser shall so request, Seller shall instruct the relevant third parties to pay the Billed Invoices directly to Purchaser. Seller and Purchaser shall cooperate and provide to one another reasonable access to each other's books and records in order to assist with the prompt collection and payment to Purchaser of the Billed Invoices from the obligors thereto.

                                   ARTICLE VI
        CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE OF GERMAN CLOSING

         The obligation of Purchaser to consummate the purchase of the German Business is subject to the satisfaction, at or before the German Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

         6.1 Accuracy of Representations and Warranties. All representations and warranties of Seller relating to the German Business contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the German Closing Date as though made at that time.

         6.2 Seller's Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Seller with respect to the German Business at or before the German Closing Date shall have been duly and properly performed in all material respects.

         6.3 Officer's Certificate. Purchaser shall have received a certificate, dated the German Closing Date, signed by an authorized executive officer of Seller, certifying that the conditions specified in Section 6.1 and
Section 6.2 have each been fulfilled (the "Seller Certificate").

         6.4      Consents and Regulatory Approvals. The conditions set forth in
Section 5.12 of this Agreement shall have been satisfied in full.

         6.5 No Material Adverse Change. There shall have been, since the time of the signing of this Agreement, no material adverse change to the business, assets, liabilities, financial condition, or results of operation of the German Business; provided, however, that a material adverse change shall not be deemed to have occurred solely as a result of (i) not more than half of the sales and professional service organization German Employees, and (ii) any number of clerical German Employees having properly objected to the Transfer Notice.

                                   ARTICLE VII
         CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE OF GERMAN CLOSING

         The obligation of Seller to consummate the sale of the German Business is subject to the satisfaction, at or before the German Closing Date, of each of the following conditions, unless waived in writing by Seller:

         7.1 Accuracy of Purchaser's Representations and Warranties. All representations and warranties of Purchaser relating to the German Business contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the German Closing Date as though made at that time.

         7.2 Purchaser's Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser with respect to the German Business at or before the German Closing Date shall have been duly and properly performed in all material respects.

         7.3 Officer's Certificate. Seller shall have received a certificate, dated the German Closing Date, signed by an authorized officer of Purchaser and an authorized officer of Purchaser, certifying that the conditions specified in Section 7.1 and Section 7.2 have each been fulfilled (the "Purchaser Certificate").

         7.4      Consents and Regulatory Approvals. The conditions set forth in
Section 5.12 of this Agreement shall have been satisfied in full.

                                  ARTICLE VIII
                       TERMINATION PRIOR TO GERMAN CLOSING

         8.1 Termination. This sale of the German Business may be terminated at any time prior to the German Closing:

                  (a) By the mutual written consent of Purchaser and Seller;

                  (b) By either Purchaser or Seller, by written notice to the other party if the German Closing shall not have occurred on or before July 21, 2003; or

                  (c) By either Purchaser or Seller, by written notice to the other party, if the other party shall (i) fail to perform in any material respect its agreements with respect to the German Business contained herein required to be performed prior to the German Closing Date and such failure cannot reasonably be anticipated to be cured within a reasonable period of time after such failure, or (ii) materially breach any of its representations or warranties contained herein with respect to the German Business and such breach cannot reasonably be anticipated to be cured within a reasonable period of time after such breach;

provided, however, that the party seeking termination pursuant to clause (b) or
(c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         8.2 Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder with respect to the German Business and this Agreement shall become void and have no effect with respect to the German Business without any liability on the part of any party with respect thereto, except for the obligations under Section 10.2 (Indemnification Obligations); provided, however, that termination pursuant to
Section 8.1(c), shall not relieve the defaulting or breaching party from any liability to the nondefaulting or nonbreaching party.

                                   ARTICLE IX
                                   THE CLOSING

         9.1 Closing. Except as provided below, the closing of the sale and purchase of the Purchased Assets (other than the German Assets) (the "Closing" or "Closing Date") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 as of 9:00 a.m. January 21, 2003, or at such other place, time and date as may be mutually agreed to by the parties.

         9.2 Seller's Obligations At the Closing, Seller shall deliver to Purchaser such instruments of assignment and transfer or other documents as Purchaser may reasonably request to evidence or give effect to the transactions contemplated by this Agreement; provided, however, that closing of the sale of the German Business (the "German

Closing") shall not occur, and Seller shall not deliver any documents relating to the sale of the German Business until such time as the conditions set forth in Articles VI and VII have been satisfied.

         9.3 Purchaser's Obligations. At the Closing, Purchaser shall deliver to Seller such instruments of assumption or other documents as Seller may reasonably request together with $4,250,000 of the Purchase Price by wire transfer to such account as Seller shall designate; provided, however, that the German Closing shall not occur, and Purchaser shall not deliver any documents relating to the assumption of the liabilities of the German Business until such time as the conditions set forth in Articles VI and VII have been satisfied.

         9.4 German Closing. Within 10 days after satisfaction of the conditions precedent to the German Closing, the Seller and Purchaser shall execute and deliver such instruments of assignment, transfer and assumption as Purchaser and Seller shall reasonably require to consummate the German Closing. At the German Closing, Purchaser shall deliver to Seller the remaining $1,500,000 of the Purchase Price by wire transfer to such account as Seller shall designate.

                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

         10.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing through the date which is eighteen months after the Closing Date.

         10.2     Indemnification Obligations.

                  (a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and all of its affiliates, officers, directors, members, employees and agents, and shall reimburse Purchaser and any such other person or entity, on demand, for any Damages resulting from any of the following:

                           (i)      The Excluded Liabilities;

                           (ii)     Any breach or default in the performance by
Seller of any covenant or agreement of Seller contained herein or in the Ancillary Agreements;

                           (iii)    Any breach of warranty or inaccurate
representation made by Seller herein or in the Seller Certificate; and

                           (iv)     The operation of the Business through and
including the Closing Date (or, in the case of the German Business, through and including the German Closing Date), except for any liabilities which constitute Assumed Liabilities.

                  (b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and any of its affiliates, officers, directors, members, employees and agents, and shall reimburse Seller and any such other person or entity, on demand, for any Damages resulting from any of the following:

                           (i)      The Assumed Liabilities;

                           (ii)     Any breach or default in the performance by
Purchaser of any covenant or agreement of Purchaser contained herein or in the Ancillary Agreements;

                           (iii)    Any breach of warranty or inaccurate
representation made by Purchaser herein or in the Purchaser Certificate; and

                           (iv)     The operation of the Business after the
Closing Date (or, in the case of the German Business, after the German Closing
Date), except for any liabilities which are Excluded Liabilities.

                  (c) Limitations on Indemnification by Seller and by Purchaser. The indemnification obligations of Seller under Section 10.2(a)(iii), except as related to any Tax matters, and the indemnification obligations of Purchaser under Section 10.2(b)(iii), shall be subject to the following limitations:

                           (i)      the applicable Indemnitor shall only be
liable to the extent the cumulative aggregate amount of Damages under the applicable Section 10.2(a) or 10.2(b) exceeds $57,500, in which event the applicable Indemnitees may assert their right to indemnification for that portion of the aggregate Damages in excess of $57,500;

                           (ii)     the aggregate amount of indemnification by
the applicable Indemnitor for all Damages of the type identified in the applicable Section 10.2(a)(iii) or 10.2(b)(iii) shall not exceed $2,875,000.

In addition, the Purchaser shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Sections 2.4, 2.5 and 5.13, and the amount of any Damages for which a party is entitled to indemnification as provided under this Article X shall be calculated net of any accruals, reserves or provisions therefor reflected in the Seller's Final Statement. In no event shall any Indemnitor be responsible or liable for any Damages or other amounts under this Article X that are consequential, speculative in nature, special or punitive, it being understood that if an Indemnitee is liable to a third party for Damages for which it is entitled to indemnification under this Article X, then irrespective of the nature of the third party Damages, such Damages shall be the direct Damages of the Indemnitee and shall not be characterized as consequential, speculative in nature, special or punitive. Each party shall (and shall cause its affiliates to) use reasonable commercial efforts to mitigate damages as provided by Law (including common law) in order to mitigate the Damages for which indemnification is provided to it under this Article X. The amount of Damages recoverable by an Indemnitee under this Article X with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnitee (or an affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier.

Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnitees under this Article X shall be the sole and exclusive remedies of the Indemnitees and their respective affiliates with respect to claims covered by
Section 10.2 or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

         10.3     Claims for Indemnity.

                  (a) Whenever a claim for Damages shall arise for which one party ("Indemnitee") shall be entitled to indemnification hereunder, Indemnitee shall notify the other party ("Indemnitor") in writing within thirty
(30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been materially prejudiced in its ability to defend such claim. Such notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. The right of Indemnitee to indemnification and the estimated amount thereof, as set forth in this notice, shall be deemed agreed to by Indemnitor unless, within thirty (30) days after the mailing of such notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification, or that Indemnitor elects to defend such claim in the manner provided in Section 10.3(b). If Indemnitee shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within twenty (20) days of Indemnitor's delivery of notice of a dispute, such dispute shall be settled by binding arbitration as provided in Section 11.4, and any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

                  (b) Defense of Claims. Upon receipt by Indemnitor of a notice from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee's right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, with the fees and expenses of such counsel to be paid by Indemnitor, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor shall acknowledge Indemnitee's right to indemnification and elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee, not to be unreasonably withheld or delayed. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee's right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor's expense; provided, however that Indemnitiee shall not be permitted to resolve any such claim subject to this Article X without Indemnitor's consent, not to be unreasonably withheld or delayed.

         10.4     Indemnification Payments. Any payments made pursuant to this
Article X shall be consistently treated as adjustments to Purchase Price for all Tax purposes by Seller and Purchaser.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

         11.1 Expenses. Except as provided in Article X, each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         11.2 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules and Exhibits hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

         11.3 Arbitration. Except to the extent a party is entitled to injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or any agreement referred to herein or attached as an Exhibit hereto, shall be settled by binding arbitration before a single arbitrator in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be held in Boston, Massachusetts, in the case of any claim for arbitration by Purchaser or Los Angeles County, California, in the case of any claim for arbitration by Seller. The costs of such arbitration (other than attorneys' fees and other experts' fees and related costs) shall be borne equally by the parties. Each party shall bear its own attorneys' fees and other experts' fees and related costs. The arbitrator shall not have the authority to award punitive damages or to award attorneys' fees or costs to any party in any such arbitration proceedings.

         11.4 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of California, without regard to the Laws of the State of California as to choice or conflict of Laws.

         11.5 Interpretation. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

         11.6 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

         11.7 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate of Purchaser or in connection with a sale of the Business or substantially all of the assets thereof.

         11.8 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

         11.9 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

                  If to Seller:             Applix, Inc.
                                            289 Turnpike Road
                                            Westboro, MA 01581

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
                                            Attn: President
                                            Facsimile No.:(508) 616-0625

                  with a copy to:           Hale and Dorr LLP
                                            60 State Street
                                            Boston, Massachusetts 02109
                                            Attn: Jeffrey A. Hermanson, Esq.
                                            Facsimile No.:(617) 526-5000

                  If to Purchaser:          c/o Applix, Inc.
                                            289 Turnpike Road
                                            Westboro, Massachusetts 01581
                                            Attn: Mike Scott
                                            Facsimile No.:(310) 712-1863

                  with a copy to:           c/o Platinum Equity, LLC
                                            2049 Century Park East, Suite 2700
                                            Los Angeles, California 90067
                                            Attn:  Heather McCormick, Esq.
                                            Facsimile No.:  (310) 712-1863

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier or (iii) upon confirmation of transmission, if sent by telecopier. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

         11.10 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

         11.11 Cumulative Remedies. Except as provided in Section 10.2(c), no remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

         11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

         11.13 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by Law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has, and shall continue to have, the same force and effect as the originally executed signature page.

         [The remainder of this page has been intentionally left blank.]

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

"PURCHASER":                                      "SELLER":

iET ACQUISITION, LLC                              APPLIX, INC.


By:  /s/ Eva M. Kalawski                          By:  /s/ Alan Goldsworthy

Name:  Eva M. Kalawski                            Name:  Alan Goldsworthy

Title: Vice President and                         Title: President and Chief
       General Counsel                                   Executive Officer

                                  SCHEDULE 1.1

                                   DEFINITIONS

                  "Acceptance Notice" shall have the meaning given to such term in Section 2.4(c).

                  "Action" shall mean any action, claim, suit, litigation, proceeding, investigation, arbitration, mediation or other dispute.

                  "Actual German Net Working Capital as of the German Closing Date" shall have the meaning given to such term in Section 2.5(d).

                  "Actual Net Working Capital as of the Closing Date" shall have the meaning given to such term in Section 2.4(e).

                  "Agreement" shall mean this Asset Purchase Agreement and all exhibits and schedules attached hereto, as the same may be amended from time to time, and the expressions "hereof," "hereto," "herein" and similar expressions refer to this Agreement, including all exhibits and schedules attached hereto, and not to any particular Article or Section of this Agreement or such exhibits or schedules.

                  "Ancillary Agreements" shall mean a Transitional Services Agreement in substantially the form set forth as Exhibit A hereto, a Technology License Agreement in substantially the form set forth as Exhibit B hereto (the "Technology License Agreement"), a Reseller Agreement in substantially the form set forth as Exhibit C hereto, a German Assets and Assumed Liabilities Transfer Agreement in a form mutually agreeable to Purchaser and Seller, a Bill of Sale and an Assumption Agreement, and such further instruments of conveyance or assumption which may be necessary pursuant to local Law, each in the form to be reasonably agreed by Purchaser and Seller.

                  "Assumed Contracts" shall have the meaning given to such term in Section 2.1(a).

                  "Assumed Leases" shall have the meaning given to such term in
Section 2.1(a).

                  "Assumed Liabilities" shall have the meaning given to such term in Section 2.2(a).

                  "Balance Sheet" shall have the meaning given to such term in
Section 3.6.

                  "Balance Sheet Date" shall have the meaning given to such term in Section 3.6.

                  "Billed Invoices" shall have the meaning given to such term in
Section 2.1(a).

                  "Bonds" shall have the meaning given to such term in Section 5.4.

                  "Books and Records" shall mean all business, accounting and operating records, personnel records for the Transferred Employees, customer lists, prospects lists, supplier lists, information and data respecting leased or owned equipment, products literature and information, correspondence, mailing lists, advertising materials and brochures, and other business records, books, ledgers, files, records, manuals and other materials (in any form or medium) related to the Business other than Seller's corporate records and stock records.

                  "Business" shall have the meaning given to such term in Recital A to this Agreement.

                  "Business Intellectual Property" shall have the meaning given to such term in Section 2.1(a)(vii) of this Agreement.

                  "Closing" shall have the meaning given to such term in Section 9.1.

                  "Closing Balance Sheet" shall have the meaning given to such term in Section 2.4(b).

                  "Closing Date" shall have the meaning given to such term in
Section 9.1.

                  "Contract" shall mean any contract, arrangement, license, Lease, purchase order, invoice, or other agreement, whether written or oral, relating to, or used in connection with, the Business.

                  "CRM" shall have the meaning given to such term in Recital A to this Agreement.

                  "CRM Software" shall mean iHelp Desk; iSales, including marketing; iService; ITSM, iEnterprise, to include Developer Studio, Weblink, Mobile Link Server, all iEnterprise APIs to third party products, VIP, notification, alert, workflow, Ent server, customer telephony integration (CTI), Fulcrum software interface, report server related to Crystal Reports, database gateways, relational repository (ERD); the supporting development software A-Make, ASC (source control), project management, translation tool and all glossaries and supporting internal production software, including iCC, Employee Time Tracking ( ETT), Product Registration and Credit Collections.

                  "Damages" shall mean any claim, demand, loss, liability, damage or expense, including without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.

                  "Determination Date" shall have the meaning given to such term in Section 2.4(e).

                  "Disclosure Schedule" shall have the meaning given to such term in Article III of this Agreement.

                  "Dispute Notice" shall have the meaning given to such term in
Section 2.4(b).

                  "Employee Benefit Plan(s)" shall mean any employee benefit plan, employment agreement, termination agreement, severance agreement or plan, profit sharing, bonus, commission, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, holiday pay, sick pay, vacation pay, tuition reimbursement, scholarship, severance, dependent care assistance, medical or dental care, disability, life insurance, sickness, accident, death benefit, excess benefit, incentive compensation, salary continuation, employee loan or loan guarantee program, split dollar, cafeteria, pension, supplemental retirement, termination indemnity or other retirement plan and other compensation arrangements.

                  "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restriction, encumbrance or other right of third parties, of any kind or nature other than (i) mechanic's, materialmen's, landlord's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens for Taxes not yet due and payable, or (iv) liens arising solely by action of the Purchaser.

                  "Estimated Net Working Capital as of the Closing Date" shall have the meaning given to such term in Section 2.4(a).

                  "Estimated Shortfall Payment" shall have the meaning given to such term in Section 2.4(a).

                  "Excluded Assets" shall have the meaning given to such term in
Section 2.1(b).

                  "Excluded Liabilities" shall have the meaning given to such term in Section 2.2(b).

                  "Financial Statements" shall have the meaning given to such term in Section 3.6.

                  "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

                  "German Assets" shall mean those Purchased Assets owned by or held for use in the German Business.

                  "German Assumed Liabilities" shall mean those Assumed Liabilities relating to the German Business.

                  "German Business" shall mean that portion of the Business conducted by the Seller in Germany.

                  "German Closing" shall have the meaning given to such term in
Section 9.2.

                  "German Closing Balance Sheet" shall have the meaning given to such term in Section 2.5(a).

                  "German Closing Date" shall have the meaning given to such term in Section 2.5(a).

                  "German Determination Date" shall have the meaning given to such term in Section 2.5(d).

                  "German Dispute Notice" shall have the meaning given to such term in Section 2.5(a).

                  "German Employees" shall mean the employees of the German Business.

                  "German Review Period" shall have the meaning given to such term in Section 2.5(a).

                  "German Target Amount" shall mean negative $1,110,583.

                  "Governmental Authority" shall mean any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                  "Indemnitee" shall have the meaning given to such term in
Section 10.3.

                  "Indemnitor" shall have the meaning given to such term in
Section 10.3.

                  "Independent Auditor" shall have the meaning given to such term in Section 2.4(d).

                  "Intellectual Property" shall mean (excluding in each case any right to use the name Applix and the Applix logo) all trademarks, trademark registrations, trademark applications, service marks, trade names, business names, Internet domain names, brand names, logos, copyrights, copyright registrations and patents (including registrations, licenses and applications pertaining thereto), software, source code, object code, data and related documentation, or other intangible property and any and all trade secrets, confidential information, inventions, know-how, formulae, process, procedures, research records, market surveys, and any and all other intellectual property rights.

                  "Laws" shall mean the laws of any country or any political subdivision thereof, including, without limitation, all federal, regional, state and local statutes, regulations and ordinances.

                  "Leases" shall have the meaning given to such term in Section 3.9.

                  "Material Contracts" shall have the meaning given to such term in Section 3.11.

                  "Net Working Capital" shall mean an amount equal to (i) the sum of the amount of (A)"prepaid royalty" and (B) other current assets (shown as "other assets"), minus (ii) the sum of the amount of (A) "payables," (B) "accrued vacation and paid time off," (C) "accrued other," (D) "deferred maintenance and deferred service revenue" and (E) all other current liabilities of the Business, as each item in clauses (i) and (ii) appears on the Closing Balance Sheet and the Seller's Final Statement (or in the case of the German Business, as each item in clauses (i) and (ii) appears on the German Closing Balance Sheet and the Seller's German Final Statement) to be prepared by Seller in accordance with the provisions with Section 2.4(b) (or, in the case of the German Business, Section 2.5(a)). All items in clauses (i) and (ii) above shall be determined in accordance with GAAP consistently applied. The Net Working Capital shall not include any amount for Taxes, payroll, bonus and commission, deferred license revenue or Billed Invoices.

                  "Parent" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Permits" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority of any jurisdiction worldwide relating to the Business.

                  "Prime Rate" shall mean the prime rate of interest published from time to time in The Wall Street Journal (Eastern Edition).

                  "Purchased Assets" shall have the meaning given to such term in Section 2.1(a).

                  "Purchase Price" shall have the meaning given to such term in
Section 2.3.

                  "Purchaser Certificate" shall have the meaning given to such term in Section 7.3.

                  "Purchaser" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Representative" shall mean any officer, director, principal, shareholder, member, partner, attorney, accountant, advisor, lender, agent, trustee, employee or other representative of a party.

                  "Review Period" shall have the meaning given to such term in
Section 2.4(b).

                  "Selected Employees" shall have the meaning given to such term in Section 5.1.

                  "Seller" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Seller Certificate" shall have the meaning given to such term in Section 6.3.

                  "Seller's Final Statement" shall have the meaning given to such term in Section 2.4(b).

                  "Seller's German Final Statement" shall have the meaning given to such term in Section 2.5(a).

                  "Seller's Marks" shall have the meaning given to such term in
Section 5.5.

                  "Statutory Employees" shall have the meaning given to such term in Section 5.1.

                  "Subsidiaries" shall have the meaning given to such term in the Preamble to this Agreement.

                  "Target Amount" shall mean negative $2,174,796.

                  "Tax(es)" shall mean shall mean any taxes and more generally any mandatory levies (including their principal amount and, as the case may be, penalties, surcharges and interest thereon). Taxes include, without limitation,
(i) corporation taxes, taxes on distributions, withholding taxes, Value Added Tax (V.A.T.), turnover, consumption, real and personal property taxes, sales, excise taxes, property taxes, business taxes, customs and other import and export duties, transfer and contribution taxes, stamp duty, and capital taxes registration taxes and any taxes based on salaries, (ii) any liability determined on the basis of any Tax or by reference to any taxable basis, (iii) any Tax due as a result of any joint and several obligation with such person, any obligation to hold harmless and indemnify such person, any obligation to bear the Taxes of such person (in particular as a result of a tax consolidation or any similar agreement); Taxes shall also include social charges, which shall mean any social security contributions and any other charges and liabilities relating to employment including contributions relating to unemployment, medical costs, disability, death and retirement. Taxes include all forms of taxation levied by statute, governmental, state, provincial, local or municipal bodies.

                  "Tax Authority" shall mean any taxing or other authority competent to impose any liability in respect of Taxes or responsible of the administration and/ or collection of Taxes or enforcement of any law in relation to Taxes.

                  "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

                  "Transfer Notice" shall have the meaning given to such term in
Section 5.1.

                  "Transferred Employees" shall have the meaning given to such term in Section 5.1.

                  "VAT" shall have the meaning given to such term in Section 2.8(a).